Smith Barney Futures Management LLC
                         388 Greenwich Street, 7th Floor
                          New York, New York 10013-2396

June 11, 2002


TrendLogic Associates, Inc.
1 Fawcett Place-2nd  Floor
Greenwich, Ct. 96831

Attention:  Mr. Mark Dean

         Re:      Management Agreement Renewals

Dear Mr. Dean:

     We are writing with respect to your management agreements concerning the commodity pools to which reference is made below (the "Management Agreements"). We are extending the term of the Management Agreements through June 30, 2003 and all other provisions of the Management Agreements will remain unchanged.

o        Smith Barney Global Markets Futures Fund
o        Hutton Investors Futures Fund II

     Please acknowledge receipt of this modification by signing one copy of this letter and returning it to the attention of Mr. Daniel McAuliffe at the address above or fax to 212-723-8985. If you have any questions I can be reached at 212-723-5435.

Very truly yours,

SMITH BARNEY FUTURES MANAGEMENT LLC


By:      /s/ Daniel R. Mcauliffe, Jr
         -------------------------
          Daniel R. McAuliffe, Jr.
         Chief Financial Officer & Director

 AGREED AND ACCEPTED
 TRENDLOGIC ASSOCIATED INC.

By: /s/ Mark Dean
    -------------------------

Print Name:      Mark Dean
    -------------------------
     Chief Financial Officer
DRMcA/sr